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Pricing Supplement dated June 16, 2004 				Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION
		   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $70,000,000		    Trade Date: June 16, 2004
Issue Price: See "Plan of Distribution"	    Original Issue Date: June 22, 2004
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $69,993,000
      Terms of the Notes -- Interest"	    Principal's Discount
Interest Payment Period: Monthly        	 or Commission: 0.01%
Stated Maturity Date: June 23, 2005
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		   (Fixed Rate Commencement
              (Fixed Interest Rate): 		    Date):
   [ ]  Other Floating Rate Note		   (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR    [ ]  Treasury Rate 	   [ ]  Other (see attached)
                      If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: July 23, 2004	 Spread (+/-): -0.06%
   Interest Rate Reset Period: Monthly		 Spread Multiplier:  N/A
   Interest Reset Dates: the 23rd of each	 Maximum Interest Rate: N/A
    calendar month, commencing July 23, 2004
   Interest Payment Dates: the 23rd of each	 Minimum Interest Rate:  N/A
    calendar month, commencing July 23, 2004	 Index Maturity: 1 month
  						 Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from June 22, 2004 to June 23, 2005
   [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option
	of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
			J.P. Morgan Securities Inc.

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		       ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on June 18, 2004 minus 0.06%.


Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JPMorgan.

	Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.